EXHIBIT 99.1

ISTA Pharmaceuticals Announces Public Offering of Common Stock

Thursday October 9, 7:30 am ET

IRVINE, Calif., Oct. 9 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA—News) announced today that it has filed a registration statement with the Securities and Exchange Commission for the public offering of up to 4,000,000 shares of its common stock and 500,000 shares of common stock offered by selling stockholders. The Company has also granted the underwriters an option to purchase an additional 675,000 shares to cover over-allotments.

The lead-managing underwriter of the offering is Thomas Weisel Partners LLC. The other underwriters of the offering are Jefferies & Company, Inc., RBC Capital Markets and Roth Capital Partners, LLC. When available, a copy of the preliminary prospectus relating to the offering may be obtained from Thomas Weisel Partners, One Montgomery Street, Suite 3700, San Francisco, California 94104.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such State.

ABOUT ISTA

ISTA is an emerging specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products for severe conditions of the eye. ISTA’s product candidates seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to become a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, such risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.